Exhibit 10.3

SAWYER

REALTY HOLDINGS LLC

BY EMAIL AND OVERNIGHT MAIL

October 20, 2004

Mr. Paul Resnick
American Housing Properties, L.P.
222 Smallwood Village Center
St. Charles, MD 20602

RE: Amendment to Agreement of Sale dated September 28, 2004
Owings Chase and Prescott Square Apartments

Dear Mr. Resnick:

Enclosed please find contracts we have obtained for the Required Work specified in Section 1 of the above-referenced document. Based on these contracts, the total cost of the Required Work is $170,600, which is in excess of the $115,000 amount provided in Section 1 of the Amendment. In accordance with the terms of Section 1 of the Amendment, we will increase the amount to be placed in escrow at closing from $115,000 to $170,600.

As discussed in Note 9, a third party buyer has agreed to purchase El Monte for $20,000,000. The net proceeds from the sale of the real estate will be distributed to the partners and the partnership terminated.

Please contact Marc Wexler if you have any questions regarding this matter or any other aspect of this transaction. We look forward to a smooth closing later this month.

Best regards.

Sincerely,

OWINGS CHASE ASSOCIATES LIMITED PARTNERSHIP
OWINGS CHASE ASSOCIATES LIMITED PARTNERSHIP

By:	Owings Chase Corp., its General Partner

	By:	/s/ David M. Rosenberg
David M. Rosenberg, President

PRESCOTT SQUARE ASSOCIATES LIMITED PARTNERSHIP

By:	Prescott Square Associates Corp., its General Partner

	By:	/s/ David M. Rosenberg
David M. Rosenberg, President

Enclosures

Cc: Keith W. McGlamery, Esq. (w/encl.)
Katherine Carter Noble, Esq. (w/encl.)
Deborah MacLeod (w/encl.)